QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH
BY
MEEMIC HOLDINGS, INC.
FOR ANY AND ALL OF ITS COMMON STOCK
AT
$29.00 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON THURSDAY, JANUARY 23, 2003, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated December 23, 2002, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by MEEMIC Holdings, Inc., a Michigan corporation (the "Company"), to purchase all outstanding shares of common stock, no par value (the "Shares"), of the Company, at a purchase price of $29.00 per share, net to you in cash, without interest thereon (the "Offer Price"). All shares acquired in the Offer will be purchased at the same price. This Offer is subject to certain conditions. See the Offer to Purchase, Section 8. Conditions of the Offer.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 9, 2002, among ProNational Insurance Company, Meemic Merger Corp. and the Company (as amended on September 18, 2002, the "Merger Agreement"), which was approved by shareholders on December 10, 2002. The Company is offering to purchase all of its issued and outstanding Shares other than those owned by ProNational Insurance Company, which has agreed to be excluded from the Offer pursuant to the Merger Agreement.

        We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        Accordingly, please use the attached "Instruction Form" to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

        The Offer is being made to all holders of shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Solicitation Agent or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

        Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the Offer.

INSTRUCTION FORM

INSTRUCTIONS FOR TENDER OF SHARES
OF MEEMIC HOLDINGS, INC.

        By signing this instruction form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated December 23, 2002, and the related Letter of Transmittal in connection with the offer by MEEMIC Holdings, Inc., a Michigan corporation (the "Company"), to purchase shares of its common stock, no par value per share. The Company is offering to purchase all outstanding shares at a price of $29.00 net per share, to the seller in cash, without interest, as specified by shareholders tendering their shares. The Company's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as they may be amended or supplemented from time to time, together constitute the offer. This will instruct us to tender to the Company, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the offer.

Number of Shares to be tendered:                          Shares

(Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

Shares Tendered At $ 29.00 Pursuant To The Offer:

        ☐    By checking this box, you are tendering your shares and are willing to accept the purchase price stated above by the Company in accordance with the terms of the offer.

        THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

Signature(s):

Address:

(Including Zip Code)
Name(s):

Area Code and Telephone Number:

Date:

(Taxpayer Identification or Social Security Number)

QuickLinks

  Exhibit (a)(1)(E)